Exhibit 99(b)

[Wendy’s International, Inc. Logo]

Momentum of Wendy’s brand turnaround continues to accelerate as enhancements in menu management and product innovation generate significantly improved sales and margins

Company outlines key elements of new comprehensive strategic plan – “Quality-Driven: Wendy’s Recipe for Success”

Board approves up to 35.4 million shares for repurchase; Company plans to launch modified Dutch auction tender offer of up to $800 million as part of plan to return $1 billion to shareholders

Management provides outlook for next three years

DUBLIN, Ohio (October 12, 2006) – Wendy’s International, Inc. (NYSE:WEN) today outlined key elements of a new plan for strong same-store sales and profit growth over the next three years, as well as significant share repurchases, beginning with a modified Dutch auction tender offer. The Company also released 2006 third-quarter preliminary results.

2006 Third-Quarter Preliminary Operating Results

•	Average same-store sales increased 4.1% at Wendy’s® U.S. company restaurants and 3.9% at Wendy’s U.S. franchised restaurants, driven by higher transactions due to a stronger promotional calendar, new products and more effective menu management.

•	Total Wendy’s segment revenue increased 2% from $601 million to $615 million, reflecting the average same-store sales increases, partially offset by restaurant closures in late 2005 and lower rent revenues from franchisees due to the 2005 sale of 171 sites previously leased to franchisees.

•	Margins at company-operated restaurants improved compared to the third quarter of 2005. Wendy’s U.S. company-operated restaurant food costs improved by 110 basis points, from 30.2% of Wendy’s retail sales in the third quarter a year ago to 29.1%. The improvement was due primarily to lower beef costs and improved menu management, with the introduction of higher-margin products such as the vanilla Frosty™, crispy chicken sandwiches and Frescata™ deli sandwiches.

•	Wendy’s U.S. company-operated restaurant labor costs improved by 70 basis points, from 28.3% in the third quarter a year ago to 27.6%, primarily due to leverage from improved same-store sales.

•	The Company’s 2006 third-quarter results from continuing operations are expected to include the impact of a number of items, including:

•	$5 million to $6 million in pretax charges related to the anticipated closure of Wendy’s company-operated restaurants. The Company plans to close 30-40 restaurants in the next six months;

•	$5 million to $9 million in pretax fixed and intangible asset impairment charges for Cafe Express;

•	$1 million to $2 million in pretax corporate restructuring charges; and

•	Approximately $3 million in pretax charges for consulting services and professional fees.

“Our Wendy’s business continues to show dramatic improvement,” said interim Chief Executive Officer and President Kerrii Anderson. “Our turnaround revolves around the strength and resilience of the Wendy’s brand. During the third quarter, Wendy’s produced its best same-store sales in eight quarters, and food costs continued to improve. We have made a lot of progress, but we are far from satisfied. Our franchisees are excited about our current direction and are committed to work with us as we execute our plan to grow sales and profits in all our restaurants. We fully expect the positive trends to continue through the end of the year and into 2007, and we are on target to reduce costs at Wendy’s by $100 million beginning in 2007.”

The Company will release its third-quarter results on Thursday, October 26. The operating results of Tim Hortons® and Baja Fresh® Mexican Grill will appear in the “Discontinued Operations” line on the income statement.

Company outlines new comprehensive strategic plan – “Quality-Driven: Wendy’s Recipe for Success”

The Company today announced a new strategic plan to drive compelling restaurant-level economic performance.

“We intend to enhance shareholder value by focusing on the core elements that have made the Wendy’s brand synonymous with quality and freshness,” Anderson said. “We know our brand resonates with today’s consumer taste, and we will focus on product innovation, targeted marketing and operations excellence.”

Components of the plan include:

•	Revitalize Wendy’s brand – The Company has re-established its brand essence, “Quality Made Fresh,” centered on Wendy’s core strength, its hamburger business. Wendy’s plan to revitalize its brand includes:

•	Emphasizing its key competitive advantages – higher quality, great taste, and fresh ground beef;

•	Capitalizing on the overall trend in indulgent (large, juicy and multiple-flavor) sandwiches; and

•	Continuing to revitalize its new product pipeline.

•	Streamline and improve operations – Wendy’s has created a new Restaurant Services group to improve system-wide operations processes and standards.

•	Reporting to Chief Operations Officer Dave Near, this group is headed by Executive Vice President Ed Choe, a 25-year Wendy’s veteran who has managed some of the highest-volume restaurants in the system.

•	Choe has formed a new operations function known as Inspection Services that consists of 31 experienced QSC (Quality Service and Cleanliness) Managers, who will implement a formalized process for more thorough restaurant and food safety evaluations.

•	Reclaim innovation leadership – The Company plans to continue its recent success with new products that reinforce its “Quality Made Fresh” brand essence and drive new consumers to its restaurants.

•	The Company will introduce in the fourth quarter new double-melt hamburgers, consisting of two fresh beef patties layered with cheese, fresh toppings and other flavors.

•	Wendy’s is also testing many sandwiches, beverages, snacks and breakfast items.

•	Strengthen franchisee commitments – The Company plans to continue to improve the health of its franchisees and the Wendy’s system.

•	The Company will invest approximately $60 million per year over the next five years into the upgrade and renovation of its company-operated restaurants.

•	The Company will allocate a total of $100 million over the next five years to buy restaurants from franchisees, renovate and sell them to proven operators.

•	The Company will provide approximately $25 million per year of incentives to franchisees for reinvestments in their restaurants over the next five years.

•	Wendy’s also plans to sell 400 to 500 of its company-operated restaurants to franchisees over the next three years, with a goal of operating 1,000 total Company restaurants.

•	Capture new opportunities – Wendy’s will seek to drive growth beyond its existing business.

•	The Company is testing breakfast in 120 U.S. restaurants, and early results are promising. The Company plans to double the size of the test in the next three months, and is following a disciplined process for product development and operations, as well as analyzing consumer feedback. With the QSR breakfast market estimated at $30 billion, the breakfast test is a high priority for the Company that could generate significant sales and profits.

•	The Company believes it has considerable opportunity to expand in the U.S. over the long-term and is making infrastructure investments to grow its International business. The Company will continue to moderate its short-term North American development until restaurant revenues and operating cash flows improve.

•	Embrace a performance-driven culture — The Company is redesigning its incentive compensation plan to drive future performance.

•	The Company will reward employee performance based on net income and return on invested capital improvements.

•	The Company will remain focused on maintaining its strong corporate culture based on the values established by Wendy’s founder Dave Thomas.

Board approves up to 35.4 million shares for repurchase; Company plans to launch modified Dutch auction tender offer of up to $800 million as part of plan to return $1 billion to shareholders

The Company plans to return $1 billion to shareholders, and its Board of Directors has approved a share repurchase program of up to 35.4 million shares to be implemented over the next 18 to 24 months.

The Company intends to immediately utilize the majority of this authorization by conducting a modified Dutch auction tender offer to purchase up to $800 million of its common shares. The Company plans to commence the tender offer and announce the price range in October.

“We believe the tender offer is a wise use of the Company’s financial resources and that investing in our own shares is an attractive use of capital, as we are confident that our shares currently represent a compelling value,” Anderson said. “The tender offer will provide increased liquidity to shareholders, and it is consistent with the commitment we made to shareholders in 2005 to use the cash generated from our strategic initiatives to return value to shareholders.”

The Company intends to purchase the shares tendered in the offer using existing cash on its balance sheet.

As part of a favorable IRS tax ruling on the tax-free spin off of Tim Hortons, Wendy’s has received permission from the IRS to repurchase up to 30% of its shares outstanding as of the time of the spin-off over the next 18 to 24 months. The repurchases may take the form of Dutch auction tender offers, open market transactions, certain block purchases, accelerated share repurchases, or some combination thereof.

Company expects fourth-quarter dividend to be 8.5 cents per share

The Company expects its fourth-quarter dividend to be 8.5 cents per share, which is expected to be payable in late November. “We are committed to paying a dividend going forward, and our Board will review our dividend policy for 2007 and beyond,” Anderson said.

Management provides outlook for Fourth Quarter 2006

The Company expects its positive same-store sales momentum to continue through the fourth quarter. The Company also anticipates that its beef costs will be approximately 4% lower than in the fourth quarter of 2005.

The Company anticipates that it will incur additional costs in the fourth quarter, including $4 million to $8 million in pretax charges, for the closure of Wendy’s restaurants.

Company announces 2007 – 2009 outlook

Wendy’s also provided guidance on certain key financial measures. The guidance does not include:

•	The national rollout of breakfast. The Company estimates that the national rollout of breakfast to the Wendy’s system could add as much as $75 million to $95 million per year in operating income. The Company anticipates that the contribution from breakfast could be partially offset by incremental advertising expense in support of a prospective rollout.

•	The sale of 400 to 500 restaurants to franchisees from 2007 to 2009, as well as the ongoing sale and purchase of restaurants to and from franchisees.

The Company’s guidance includes the following:

•	Annual revenue growth of approximately 2.5% to 3.5%, with stronger growth in 2008 and 2009, relative to 2007.

•	System-wide AUVs growing from approximately $1.35 million to $1.5 million.

•	Same-store sales growth in a range of 3% to 4%.

•	New restaurant development goals as follows:

2007-2009 Annual Outlook	Company	Franchise
Openings	15 to 20	40 to 50

Closings	(15 to 20)	(30 to 40)

Total Net Restaurants	(5) to 5	0 to 20

•	Lower costs as the company focuses on menu management and productivity initiatives. The Company also anticipates lower costs for beef in 2007.

•	Annual depreciation and amortization of about $130 million.

•	Operating income of $200 million to $210 million in 2007, growing to a range of $270 million to $280 million in 2009, which is a compound annual growth rate of approximately 15% to 17%.

•	Other Expense of $30 million to $40 million.

•	Earnings before interest, taxes, depreciation and amortization (EBITDA) of $330 million to $340 million in 2007, growing to a range of $400 million to $410 million in 2009, which is a compound annual growth rate of approximately 10% to 11%. Included in the EBITDA guidance is anticipated expense related to store closings and franchisee incentive investments. See “Disclosure regarding non-GAAP financial measures” below.

•	An effective tax rate of approximately 40.0%.

•	Over the next five years:

•	The investment of approximately $60 million per year into the renovation of Wendy’s company-owned restaurants, and

•	Approximately $25 million per year to incentivize franchisees to remodel their stores.

Company reaches agreement to sell Baja Fresh

The Company announced it has reached a definitive agreement for the sale of its Baja Fresh business to a West Coast-based restaurant operating company for approximately $31 million. The transaction is expected to close in the fourth quarter, subject to customary closing conditions.

Baja Fresh operates approximately 300 restaurants in the United States.

“This transaction, as well as our September 29 spin-off of Tim Hortons, will allow us to sharpen our focus on the Wendy’s brand,” Anderson said. “We wish all the best to the employees and franchisees of Baja Fresh.”

The Company is also pursuing strategic alternatives for Cafe Express and Pasta Pomodoro®.

Third-Quarter Same-Store Sales Summary

	3Q 2006	3Q 2005	2006 YTD
Wendy’s U.S. Company	4.1%	(5.0%)	0.0%
Wendy’s U.S. Franchise	3.9%	(5.5%)	(0.1%)

Disclosure regarding non-GAAP financial measures
EBITDA is used by management as a performance measure for benchmarking against its peers and competitors. The Company believes EBITDA is useful to investors because it is frequently used by securities analysts, investors and other interested parties to evaluate companies in the restaurant industry. EBITDA is not a recognized term under GAAP. The following are reconciliations of 2007 and 2009 operating income to EBITDA:

2007 estimated operating income: 2007 estimated depreciation and amortization:	$200 million to $210 million $130 million

2007 estimated EBITDA: 2009 estimated operating income: 2009 estimated depreciation and amortization:	$330 million to $340 million $270 million to $280 million $130 million

2009 estimated EBITDA:	$400 million to $410 million

Third-quarter earnings release scheduled for October 26

The Company will release third-quarter earnings at approximately 2:00 p.m. on Thursday, October 26 and host a conference call beginning at 4:00 p.m. (Eastern) the same day. To participate in the conference call, the dial-in number is (877) 572-6014 (U.S. and Canada) or (706) 679-4852 (International). No need to register in advance. A simultaneous webcast will also be available at www.wendys-invest.com. The call will also be archived at that site.

Wendy’s International, Inc. overview

Wendy’s International, Inc. is one of the world’s most successful restaurant operating and franchising companies, with more than 6,300 Wendy’s Old Fashioned Hamburgers restaurants in North America and more than 300 international Wendy’s restaurants. More information about the Company is available at www.wendys-invest.com.

Tender offer statement
This press release is for informational purposes only and is not an offer to buy, or the solicitation of an offer to sell, any shares. The full details of the tender offer, including complete instructions on how to tender shares, will be included in the offer to purchase, the letter of transmittal and related materials, which are expected to be mailed to shareholders promptly following commencement of the offer. Shareholders should read carefully the offer to purchase, the letter of transmittal and other related materials when they are available because they will contain important information. Shareholders may obtain free copies, when available, of the offer to purchase and other related materials that will be filed by the company with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. When available, shareholders also may obtain a copy of these documents, free of charge, from the Company’s information agent to be appointed in connection with the offer.

INVESTOR CONTACTS:
John Barker: (614) 764-3044 or john_barker@wendys.com
David Poplar (614) 764-3547 or david_poplar@wendys.com

MEDIA CONTACTS:
Denny Lynch: (614) 764-3019 or denny_lynch@wendys.com
Bob Bertini: (614) 764-3327 or bob_bertini@wendys.com

WENDY’S INTERNATIONAL, INC.
Safe Harbor Under the Private Securities Litigation Reform Act of 1995

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information, so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those discussed in the statement. Wendy’s International, Inc. (the “Company”) desires to take advantage of the “safe harbor” provisions of the Act.

Certain information in this news release, particularly information regarding future economic performance and finances, and plans, expectations and objectives of management, is forward looking. The following factors, in addition to other possible factors not listed, could affect the Company’s actual results and cause such results to differ materially from those expressed in forward-looking statements:

Competition. The quick-service restaurant industry is intensely competitive with respect to price, service, location, personnel and type and quality of food. The Company and its franchisees compete with international, regional and local organizations primarily through the quality, variety and value perception of food products offered. The number and location of units, quality and speed of service, attractiveness of facilities, effectiveness of advertising and marketing programs, and new product development by the Company and its competitors are also important factors. The Company anticipates that intense competition will continue to focus on pricing. Certain of the Company’s competitors have substantially larger marketing budgets.

Economic, Market and Other Conditions. The quick-service restaurant industry is affected by changes in international, national, regional, and local economic conditions, consumer preferences and spending patterns, demographic trends, consumer perceptions of food safety, weather, traffic patterns, the type, number and location of competing restaurants, and the effects of war or terrorist activities and any governmental responses thereto. Factors such as inflation, food costs, labor and benefit costs, legal claims, and the availability of management and hourly employees also affect restaurant operations and administrative expenses. The ability of the Company and its franchisees to finance new restaurant development, improvements and additions to existing restaurants, and the acquisition of restaurants from, and sale of restaurants to franchisees is affected by economic conditions, including interest rates and other government policies impacting land and construction costs and the cost and availability of borrowed funds.

Importance of Locations. The success of Company and franchised restaurants is dependent in substantial part on location. There can be no assurance that current locations will continue to be attractive, as demographic patterns change. It is possible the neighborhood or economic conditions where restaurants are located could decline in the future, thus resulting in potentially reduced sales in those locations.

Government Regulation. The Company and its franchisees are subject to various federal, state, and local laws affecting their business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic, and other regulations. Restaurant operations are also subject to licensing and regulation by state and local departments relating to health, sanitation and safety standards, federal and state labor laws (including applicable minimum wage requirements, overtime, working and safety conditions, and citizenship requirements), federal and state laws which prohibit discrimination and other laws regulating the design and operation of facilities, such as the Americans with Disabilities Act of 1990. Changes in these laws and regulations, particularly increases in applicable minimum wages, may adversely affect financial results. The operation of the Company’s franchisee system is also subject to regulation enacted by a number of states and rules promulgated by the Federal Trade Commission. The Company cannot predict the effect on its operations, particularly on its relationship with franchisees, of the future enactment of additional legislation regulating the franchise relationship. The Company’s financial results could also be affected by changes in applicable accounting rules.

Growth Plans. The Company plans to increase the number of systemwide restaurants open or under construction. There can be no assurance that the Company or its franchisees will be able to achieve growth objectives or that new restaurants opened or acquired will be profitable.

The opening and success of restaurants depends on various factors, including the identification and availability of suitable and economically viable locations, sales levels at existing restaurants, the negotiation of acceptable lease or purchase terms for new locations, permitting and regulatory compliance, the ability to meet construction schedules, the financial and other development capabilities of franchisees, the ability of the Company to hire and train qualified management personnel, and general economic and business conditions.

International Operations. The Company’s business outside of the United States is subject to a number of additional factors, including international economic and political conditions, differing cultures and consumer preferences, currency regulations and fluctuations, diverse government regulations and tax systems, uncertain or differing interpretations of rights and obligations in connection with international franchise agreements and the collection of royalties from international franchisees, the availability and cost of land and construction costs, and the availability of experienced management, appropriate franchisees, and joint venture partners. Although the Company believes it has developed the support structure required for international growth, there is no assurance that such growth will occur or that international operations will be profitable.

Disposition of Restaurants. The disposition of company operated restaurants to new or existing franchisees is part of the Company’s strategy to develop the overall health of the system by acquiring restaurants from, and disposing of restaurants to, franchisees where prudent. The realization of gains from future dispositions of restaurants depends in part on the ability of the Company to complete disposition transactions on acceptable terms.

Transactions to Improve Return on Investment. The sale of real estate previously leased to franchisees is generally part of the program to improve the Company’s return on invested capital. There are various reasons why the program might be unsuccessful, including changes in economic, credit market, real estate market or other conditions, and the ability of the Company to complete sale transactions on acceptable terms and at or near the prices estimated as attainable by the Company.

Mergers, Acquisitions and Other Strategic Transactions. The Company intends to evaluate potential mergers, acquisitions, joint venture investments, alliances, vertical integration opportunities and divestitures as part of its strategic planning initiative. These transactions involve various inherent risks, including accurately assessing the value, future growth potential, strengths, weaknesses, contingent and other liabilities and potential profitability of acquisition candidates; the potential loss of key personnel of an acquired business; the Company’s ability to achieve projected economic and operating synergies; and unanticipated changes in business and economic conditions affecting an acquired business.

Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. The Company undertakes no obligation to publicly release any revisions to the forward-looking statements contained in this release, or to update them to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of unanticipated events.